Exhibit 10.7

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

ATAI US 2, INC.

AND

JONATHAN SPORN

DATED AS OF NOVEMBER 5, 2018

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 5, 2018 by and among ATAI US 2, Inc., a Delaware corporation (the “Buyer”) and Dr. Jonathan Sporn, an individual (“Seller”).

WHEREAS, as of the date hereof, Seller, together with Mr. Jay Kranzler (“Kranzler”) collectively own one hundred percent (100%) of the issued and outstanding stock (the “Shares”) of Perception Neuroscience, Inc., a Delaware corporation (the “Company”), in the amounts set forth on Section 4.3(a) of the Disclosure Schedules (as defined herein);

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, Seller and Kranzler are entering into the rollover agreement (in the form attached hereto as Exhibit B, the “Rollover Agreement”) in connection with the transactions contemplated hereby;

WHEREAS, immediately prior to the Closing (as hereinafter defined), (a) Seller and Kranzler shall contribute to Parent (as hereinafter defined) a portion (in the case of Seller) or all (in the case of Kranzler) of their Shares (the “Rollover Shares”) in exchange for the Parent Shares (as hereinafter defined) as set forth opposite Seller’s and Kranzler’s respective names on Exhibit A hereto (the “Rollover”), (b) ATAI Life Sciences AG will make a contribution of cash to Parent in exchange for capital stock of Parent, and (c) the contributions in clauses (a) and (b) are intended to be characterized by Seller, Kranzler and Parent as a single interrelated transaction that is treated as an exchange described in Section 351(a) of the Code;

WHEREAS, immediately after the Rollover and immediately before the purchase of Shares by Buyer from Seller pursuant to this Agreement, Parent shall contribute the Rollover Shares to Buyer; and

WHEREAS, prior to or concurrently with, as applicable, the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the parties hereto to enter into this Agreement, (a) ATAI Life Sciences AG, Arcos Ventures SPV, LLC, Parent and the Seller have executed and delivered the Stockholder Agreement (as defined herein); (b) Parent and Dr. Jonathan Sporn have executed and delivered the Employment Agreement (as defined herein); and (c) Parent and Kranzler have executed the Consulting Agreement;

WHEREAS, at the Closing, Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller’s Shares other than Seller’s Rollover Shares (the “Purchased Shares”), subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE I.

DEFINITIONS.

1.1. Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

(a) “Affiliate” of any particular Person shall mean any other Person Controlling, Controlled by or under common Control with such Person.

(b) “Annual Revenue” has the meaning set forth in Section 2.3(b)(ii).

(c) “Anti-Bribery Laws” shall mean (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7(b)), Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), and related or similar federal or state statutes, (ii) any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (iii) or any other applicable Law of similar purpose and scope to the Laws in the preceding clauses (i) and (ii) in any jurisdiction, including books and records or accounting controls offenses relating directly or indirectly to a bribe.

(d) “Basket” has the meaning set forth in Section 8.4(a).

(e) “Books and Records” shall mean any and all business records, financial books and records, minute books, share ledgers and any other records required to be kept pursuant to applicable Law.

(f) “Business Day” shall mean a day other than a Saturday, Sunday or any other day on which banks are required or authorized to close in New York City.

(g) “Buyer” has the meaning set forth in the Recitals.

(h) “Buyer Indemnitee” has the meaning set forth in Section 8.1(a).

(i) “Buyer Rights Chain Group” means (a) Buyer, the Company and their respective Affiliates and (b) any Person to which, after the Closing Date, the Company Intellectual Property covering any Product is licensed, sublicensed, assigned or transferred by Buyer, the Company or their respective Affiliates directly or through one or more intermediaries (i.e., whether through one or more assignments, one or more levels of licenses and/or sublicenses, any combination thereof or otherwise) in a manner which provides such Person with the right to commercially sell such Product anywhere in the world.

(j) “Chiba License” means that certain License Agreement entered into as of August 14, 2017, as amended, by and between the National University Corporation Chiba University and the Company.

(k) “Closing Liabilities” shall mean the accrued but unpaid Indebtedness of the Company as of the Closing, excluding, (i) any item of Indebtedness also constituting Company Transaction Expenses and (ii) those items set forth on Schedule 1.1-A hereto.

(l) “Code” means Internal Revenue Code of 1986, as amended

(m) “Company Intellectual Property” shall mean (i) all Intellectual Property owned by the Company, including all of the Patents, Trademarks and Internet domain names set forth in Section 4.10(a) of the Disclosure Schedules and (ii) all Intellectual Property that is not owned by the Company but that is licensed to the Company (or for which there is an option to obtain a license for the Company) and is material to the conduct of the Company’s business as currently conducted, including the intellectual property licensed under the Chiba License.

(n) “Company Tax Returns” has the meaning set forth in Section 6.4(b).

(o) “Company Transaction Expenses” shall mean, without duplication, the unpaid amount at Closing of any out-of-pocket fees, costs and expenses of counsel, accountants, consultants and investment bankers to the Company incurred by the Company in connection with the drafting, negotiation, execution and delivery of this Agreement and the carrying out of the provisions of this Agreement and the consummation of each of the transactions contemplated hereby that are required to be paid by or on behalf of the Company, in each case, in respect of services rendered for periods ending on or prior to the Closing, and such other costs and expenses set forth on Schedule 1.1-B hereto; provided that, in no event shall the Company Transaction Expenses together with the Closing Liabilities exceed Six Hundred Thousand Dollars ($600,000).

(p) “Consulting Agreement” means that certain Consulting Agreement between the Parent and Kranzler in the term of Exhibit C hereto.

(q) “Contingent Payments” has the meaning set forth in Section 2.3(b)(ii).

(r) “Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(s) “Copyrights” shall mean all rights in all works of authorship and copyrightable works and mask works, all registered and unregistered copyrights in both published and unpublished works, and all applications, registrations, and renewals in connection therewith, including computer software applications or programs (including source and object code), databases and other compilations, and related documentation.

(t) “Current Company Business” shall mean as of the date hereof, the business of the Company as it is being conducted on the date hereof or as it is planned to be conducted, as of the date hereof or as it is reasonably expected to be conducted as of the Closing Date, in each case, solely with respect to the development, manufacture and commercialization of the Lead Product or any Product containing the Lead Product.

(u) “Disclosure Schedules” shall mean the disclosure schedules attached hereto being delivered by the Seller on the date hereof which, subject to Section 9.10, are divided into sections and subsections that correspond to the sections and subsections of ARTICLE III and ARTICLE IV, as applicable.

(v) “Employment Agreement” means that certain Employment Agreement between Parent and Dr. Jonathan Sporn, in the form of Exhibit D hereto.

(w) “Environmental Laws” shall mean all international, foreign, federal, state and local statutes, Laws, regulations, ordinances, orders, principles of common law, and similar provisions having the force or effect of Law, in each case applicable to the Company, its assets or its operations, including any judicial and administrative interpretations of the foregoing, relating to or which govern: (i) public health, or pollution or protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (ii) the existence, cleanup, removal and/or remediation of contamination or threat of contamination on or about the Leased Real Property; (iii) the exposure to, or the use, storage, recovery, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, disposal, removal, emission or discharge of any Hazardous Materials (including building materials) or (iv) safety issues (including human and occupational safety and health).

(x) “ERISA” means the Employee Retirement Income Security Act of 1974 as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

(y) “FDA” means the U.S. Food and Drug Administration.

(z) “Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1 (Organization and Power; Investments), Section 4.3 (Capitalization; Subsidiaries) and Section 4.22 (No Brokers).

(aa) “Governmental Authority” shall mean any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, instrumentality or agency, whether federal, state, local, domestic or foreign.

(bb) “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as hazardous, dangerous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to, or otherwise regulated by, any Environmental Law including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

(cc) “Indebtedness” shall mean, without duplication, (i) all obligations of the Company for borrowed money (including accrued and unpaid interest), and prepayment and other penalties (including any consent fees that must be paid in connection with an early termination) (specifically excluding trade or accounts payable and other ordinary course accrued expenses, unless otherwise falling within clauses (ii) through (viii) of this definition), (ii) any obligations of the Company evidenced by bonds, debentures, notes or other similar instruments, including factoring arrangements or asset securitizations, (iii) any obligations of the Company to pay the deferred purchase price of property or assets (specifically excluding trade or accounts payable and other ordinary course accrued expenses), (iv) any obligations of the Company for capitalized liabilities as lessee under capitalized leases, (v) any indebtedness of the Company created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vi) any obligations of the Company for any change of control payments, bonuses or other consideration (including any deferred compensation) to officers, directors, employees or consultants of the Company, in each case, that become payable as a result of the Closing of the transactions contemplated by this Agreement (but excluding any such obligations occurring or arising after the Closing (e.g., any so-called “double-trigger” obligation arising from the termination, or constructive termination, of any employee or consultant after the Closing), (vii) any unreimbursed drawings, or amounts subject to initiated claims (and not the face amount specified, unless fully subject to such claims) of the Company under letters of credit, letters of guarantee, surety bonds or similar facilities or obligations in respect of bankers acceptances and (viii) any guaranty by the Company of any of the foregoing.

(dd) “Indemnitee” has the meaning set forth in Section 8.2(a).

(ee) “Intellectual Property” shall mean: (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents; (ii) all Trademarks; (iii) all Copyrights; (iv) all Trade Secrets; (v) and all rights in Internet websites and Internet domain names and world wide web addresses;.

(ff) “Inventory” shall mean all inventories of the Company’s product candidates, including inventories of work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and non-salable inventory.

(gg) “Knowledge,” “to the Knowledge of” or words of like import shall mean, with respect to the Seller, the actual knowledge of Seller, and the knowledge that such person would reasonably be expected to have after making reasonable (i.e., consistent with the role held by such Person as a director and officer of the Company, as applicable, and consistent with past practice) inquiry with respect to the relevant matter.

(hh) “Kranzler” has the meaning set forth in the Recitals.

(ii) “Laws” shall mean all constitutions, codes, laws, statutes, ordinances, rules, rulings, regulations, orders, charges, directives, determinations, treaties, executive orders, writs, judgments, injunctions, decrees, restrictions, requirements, guidelines, guidance documents, standards, enforcement policies, or similar pronouncements, in each case, of any Governmental Authority.

(jj) “Liability” or “Liabilities” shall mean any material obligations or liabilities of any kind whatsoever (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted).

(kk) “Liens” shall mean, other than any Permitted Lien, any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge or any similar restriction of any kind.

(ll) “Material Adverse Effect” means any material adverse effect on the business, condition (financial or otherwise), operations, results of operations, employee relations, customer or supplier relations or assets or liabilities of the Company.

(mm) “Milestone” shall mean the first date upon which the following have occurred: (A) that the Lead Product shall have met the primary endpoint in the first placebo controlled clinical study which includes multiple dose levels of the Lead Product Candidate and which is designed to be the efficacy basis for the FDA End of Phase 2 meeting or equivalent meeting with regulatory authorities outside the U.S., together with (B) the occurrence of the FDA End of Phase 2 meeting with respect to the Lead Product Candidate.

(nn) “Milestone Payment” shall mean [***] (USD [***]).

(oo) “Order” shall mean a temporary restraining order, preliminary or permanent injunction or other order or decree of a court of competent jurisdiction or other Governmental Authority.

(pp) “Patents” shall mean: (i) all patents, including all issued patents, reissued or reexamined patents and revivals of patents; (ii) all utility models, industrial designs and certifications of invention; (iii) all patent applications, utility model applications, industrial design applications and applications for certificates of invention, including all published and unpublished patent applications, nonprovisional and provisional patent applications, reissue applications, continuation applications, continuation-in-part applications, divisions or divisional applications; and, with respect to any of the foregoing listed in clauses (i) through (iii), all rights, priorities, renewals, reissues, reexaminations, certificates, registrations and extensions thereof, regardless of the country or jurisdiction filed or formal name.

(qq) “Parent” shall mean Perception Neuroscience Holdings, Inc., a Delaware corporation.

(rr) “Parent Shares” shall mean the shares of common stock of the Parent, par value $0.0001 per share.

(ss) “Payoff Letters” shall mean letters setting forth, or other written evidence of, the amount or amounts required to be paid to the Persons to whom the Company is obligated in respect of Closing Liabilities or, to the extent set forth on Schedule (ss) hereto, Company Transaction Expenses (including accrued interest and any prepayment fees or penalties or other amounts due as a result of the consummation of the transactions contemplated hereby), to cause such obligations to be paid and satisfied in full and all Liens securing such obligations, if any, to be released.

(tt) “Permits” shall mean all licenses, permits, certificates, clearances, exemptions, approvals, registrations, consents and other authorizations, including those issued by any Governmental Authority (including the FDA), that are required for the research, development, manufacture, distribution, marketing, use and sale of the products of the Company.

(uu) “Permitted Lien” shall mean (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which reserves have been made to the extent required by GAAP; (b) statutory landlord’s, mechanic’s or other similar Liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; or (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

(vv) “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

(ww) “Pre-Closing Taxes” means (a) Taxes of or imposed on or with respect to the Company or any of its Subsidiaries for a Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date as determined based on the principles of Section 6.4(c)); (b) any Taxes of any other Person for which the Company or its Subsidiary is liable as a result of having been a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law; (c) Taxes of any Person imposed on the Company or its Subsidiary as a transferee or successor where the relationship giving rise to the liability on the part of the Company or its Subsidiary existed or arose on or prior to the Closing Date, or by Contract (other than any Contract entered into in the ordinary course of business and the primary subject matter of which is not Taxes) entered into prior to the Closing, in each case, to the extent such Taxes relate to an event or occurrence prior to the Closing and (d) any Taxes imposed on Buyer or an Affiliate of Buyer as a result of amounts required to be included in income by Buyer or its Affiliates under Section 951 of the Code or under Section 951A of the Code, in each case, for the taxable period in which the Closing occurs and that is attributable, based on an interim closing of the books at Closing, to the Pre-Closing Tax Period (or portion thereof) with respect to the Company or any of its Subsidiaries; provided, that Pre-Closing Taxes shall not include any Taxes that (i) are attributable to any election under Section 338 or 336(e) of the Code with respect to transactions contemplated by this Agreement; (ii) are taken into account in the calculation of Closing Liabilities and reduce the Closing Cash Consideration; (iii) arise due to actions taken by Buyer on the Closing Date after the Closing that are outside of the ordinary course of business, (iv) Buyer has agreed to pay pursuant to Section 6.4(a) or (v) arise in connection with any breach by Parent, Buyer or any of their Affiliates of Section 6.4(e).

(xx) “Pre-Closing Tax Period” means any tax period ending on or before the Closing Date and the portion of a Straddle Period ending on the Closing Date.

(yy) “Pro-Rata Share” shall mean, with respect to Seller, 80%.

(zz) “Product” means any product in any form or formulation containing any Product Candidate, alone or in combination with one or more other active agents.

(aaa) “Product Candidates” means (i) R-Ketamine (the “Lead Product Candidate”) and (ii) any other pharmaceutical product candidate the manufacture, use, sale or offer for sale of which is covered by any Patent in the Company Intellectual Property.

(bbb) “Provider” shall mean any manufacturer, sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of goods or services of the Company.

(ccc) “Purchased Shares” has the meaning set forth in the Recitals.

(ddd) “Related Companies” shall mean the Affiliates of the Company (other than any Subsidiary of the Company).

(eee) “Release” shall have the meaning set forth in Section 4.14.

(fff) “Released Party” shall have the meaning set forth in Section 6.7.

(ggg) “Released Matters” shall have the meaning set forth in Section 6.7.

(hhh) “R-Ketamine” shall mean R-ketamine, also referred to as arketamine, including the pure enantiomer, as well as combinations of R-ketamine with other compounds, including a racemic mixture.

(iii) “Rollover Agreement” has the meaning set forth in the Recitals.

(jjj) “Rollover Shares” has the meaning set forth in the Recitals.

(kkk) “Rollover Value” has the meaning set forth in the Recitals.

(lll) “Royalty Payment” shall have the meaning set forth in Section 2.3(b)(i).

(mmm) “Royalty Report” shall have the meaning set forth in Section 2.3(b)(iv).

(nnn) “Royalty Term” shall have the meaning set forth in Section 2.3(b)(ii).

(ooo) “Seller” has the meaning set forth in the Recitals.

(ppp) “Seller Indemnitee” has the meaning set forth in Section 8.2(a).

(qqq) “Seller Fraud” means with respect to Seller, fraud with an intent to deceive, with malice or similar intent (but excluding any fraud committed without such intent (for instance, with only negligence or recklessness)), committed by Seller with respect to any of the representations and warranties or covenants of Seller under this Agreement or under any Exhibit or Schedule required to be delivered by Seller pursuant to the terms of this Agreement.

(rrr) “Shares” has the meaning set forth in the Recitals.

(sss) “Straddle Period” has the meaning set forth in Section 6.4(b).

(ttt) “Subject Business” has the meaning set forth in Section 6.1(a).

(uuu) “Stockholder Agreement” means that certain Stockholder Agreement by and among Parent, Seller, Kranzler, ATAI Life Sciences AG and Arcos Ventures SPV, LLC in the form of Exhibit E hereto.

(vvv) “Subsidiary” means with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present Control of such specified Person, and/or (c) whose voting securities are 50% or more owned, directly or indirectly, by such specified Person.

(www) “Tax” means any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, premium, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental (including Section 59A of the Code as in effect for Tax years beginning prior to January 1, 2018), social security, disability, unemployment or other tax or customs duties or amount in the nature of a tax imposed by (or otherwise payable to) any Taxing Authority, or any interest, any penalties, additions to tax or additional amounts assessed, imposed, or otherwise due or payable under applicable Laws with respect to taxes, in each case, whether disputed or not.

(xxx) “Tax Claim” has the meaning set forth in the Section 6.4(d).

(yyy) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments thereto, submitted to (or required under applicable Laws to be submitted to) a Taxing Authority.

(zzz) “Taxing Authority” shall mean any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf of, or as a part of, any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of, or any other activity relating to, any Tax.

(aaaa) “Trade Secrets” shall mean information, including discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case to the extent such information is protectable as a trade secret under applicable Law.

(bbbb) “Trademarks” shall mean all registered and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names, brand names and assumed fictional business names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

(cccc) “Transaction Deductions” means all Tax deductions available to the Company resulting from or attributable to (i) the repayment at or prior to Closing of Company Liabilities and the payment at or prior to Closing of any related fees, expenses or interest, and (ii) Company Transaction Expenses (including legal, financial advisory, accounting, investment banking and any other fees and expenses of the Company economically borne by the Seller in connection with the transactions contemplated). Any success-based fees of the Company shall be treated as deductible in accordance with Rev. Proc. 2011-29.

ARTICLE II.

THE CLOSING; PURCHASE AND SALE.

2.1. Purchase of Shares.

(a) At the Closing, subject to the terms and conditions of this Agreement, the Buyer shall purchase and accept from Seller all of the Purchased Shares owned by Seller, and Seller shall sell, transfer and deliver to the Buyer Seller’s Purchased Shares.

(b) In consideration for the sale and purchase of the Purchased Shares, pursuant to the terms and conditions contained herein, the aggregate consideration payable to Seller shall consist of: (i) a cash payment equal to [***] ($[***]) reduced by any Closing Liabilities and Company Transaction Expenses payable at or prior to the Closing (the “Closing Cash Consideration”), and (ii) as, if and when payable pursuant to the terms of this Agreement, (A) the Milestone Payment, and (B) the Royalty Payments.

2.2. Closing; Closing Payments and Deliverables.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dentons US LLP, 1221 Avenue of the Americas, New York, NY 10020 (or via the electronic exchange of execution versions of the agreements and documents contemplated hereby and the signature pages thereto via facsimile or via email by.pdf), on the date hereof or at such other place or such other time or on such other date as is agreed to in writing by the Buyer and the Seller. The date of the Closing is referred to herein as the “Closing Date” and the Closing shall be deemed to occur as of the close of business on the Closing Date.

(b) Buyer Closing Payments; Deliverables. At the Closing, the Buyer shall:

(i) pay to Seller, by wire transfer of immediately available funds, an amount equal to the Closing Cash Consideration (less any applicable withholding Taxes);

(ii) repay, or cause to be repaid, on behalf of the Seller or Company, all Closing Liabilities in the amounts specified in the Schedule 1.1-A, by wire transfer of immediately available funds as directed by the holders of such Closing Liabilities at least three (3) Business Days prior to the Closing;

(iii) pay to the applicable third parties the amount of the Company Transaction Expenses in the amounts specified on Schedule 1.1-B hereto; and

For the avoidance of doubt, in no event shall any party hereto be entitled to receive interest on any monies to be received pursuant to the terms of this Agreement to the extent such monies are timely paid hereunder or are being validly disputed in accordance with the terms hereof.

The occurrence of any events and the completion of any actions required by this Section 2.2(b) and in Section 2.2(c) to be made at the Closing shall be deemed to have taken place simultaneously at the Closing.

(c) Seller Closing Deliverables. At the Closing,

(i) Seller shall deliver to the Buyer (A) all share certificates representing (to the extent Purchased Shares are represented by certificates) the Purchased Shares held by Seller, together with duly executed endorsements in favor of the Buyer and (B) such other documents as the Buyer may reasonably require;

(ii) Seller shall deliver to Buyer in forms reasonably satisfactory to the Buyer, copies of all third-party consents set forth in Schedule 2.2(c)(ii);

(iii) Seller shall deliver to the Buyer all Payoff Letters, all in form and substance reasonably acceptable to the Buyer;

(iv) each director and officer of the Company shall tender, as of the Closing, such director’s resignation as a director and officer; and

(v) Seller shall deliver to Buyer a certificate dated as of the Closing Date, sworn under penalty of perjury in accordance with the requirements of the Treasury Regulations issued pursuant to Section 1445 of the Code, in a form reasonably satisfactory to Buyer, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code.

2.3. Post-Closing Contingent Payments.

(a) Milestone Payment.

(i) Subject to the occurrence of the Closing and the set-off rights of Buyer pursuant to Section 2.3(c), upon the achievement of the Milestone, the Buyer shall make, or cause to be made, to Seller, a one-time cash payment by wire transfer of immediately available funds, in accordance with Section 2.3(a)(iii), in the amount equal to the Milestone Payment. In no event shall the Buyer be required to make more than one (1) Milestone Payment. The Milestone Payment shall be paid to Seller within ten (10) days of the achievement of the Milestone.

(ii) The Seller acknowledges and agrees that (i) from and after the Closing, the Buyer and its Affiliates (including the Company) shall be free to operate their business in any manner as the Buyer deems to be in the interest of the Buyer and all of its stockholders and (ii) neither the Buyer nor any of its Affiliates (including the Company) shall have any duty or obligation with respect to the achievement of the Milestone; provided, however, that from and after the Closing, the Buyer shall, and shall cause the Company to, use its commercially reasonable efforts to take such action as is reasonably necessary for the achievement of the Milestone (which, for the avoidance of doubt, does not impose any funding obligation on the Buyer, the Company or any member of the Buyer Rights Chain Group other than as contemplated by this Agreement or the transactions contemplated hereby (including deploying the $[***] with which Parent was capitalized at the Closing). If the Buyer or any other member of the Buyer Rights Chain Group terminates or abandons all or substantially all development or commercialization activities with respect to the Lead Product, Parent shall send written notice thereof to Seller together with a reasonably detailed explanation of the reasons for such cessation of activities and how such cessation is consistent with the obligations to use commercially reasonable efforts.

(iii) The Buyer shall provide written notice to Seller of the achievement of the Milestone no later than twenty (20) Business Days after the occurrence thereof. The Milestone Payment shall be paid by the Buyer within thirty (30) days following the end of the quarter in which the Milestone was achieved, and the Buyer shall pay, or cause to be paid, the same to Seller.

(b) Royalty Payments.

(i) Subject to the terms and conditions of this Section 2.3(b) and Section 2.3(c), Seller shall be entitled to receive an annual royalty payment (each, a “Royalty Payment” and together with the Milestone Payment, the “Contingent Payments”) equal to [***]% of the Annual Revenue (as defined herein).

(ii) Royalty Payments shall become payable on the date that is ninety (90) days after the first fiscal year in which Annual Revenue is generated, and shall remain payable for ten (10) years thereafter (the “Royalty Term”).

(iii) For purposes of this Section 2.3(b), “Annual Revenue” means, with respect to a given fiscal year of the Buyer, the sum of all income of the Buyer and its Controlled (as defined in Section 1.1(r)) Affiliates generated by the Buyer’s and its Controlled (as defined in Section 1.1(r)) Affiliates’ operations during such twelve (12) month period, including without limitation the cash proceeds actually received by the Buyer from the sale of any Products to unaffiliated third parties, net of Taxes and less discounts and deductions for returned products, or cash payments received in the form of licensing upfront, milestone or royalty payments, all as determined from the books and records of the Buyer maintained in accordance with GAAP. For the avoidance of doubt, Annual Revenue will not include any proceeds from transfers or dispositions of any product for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes. For purposes of calculating Annual Revenue, all proceeds shall be in United States dollars.

(iv) During the Royalty Term, Buyer shall deliver to Seller, within sixty (60) days of the end of each fiscal year of Buyer, a true and accurate report showing all Annual Revenue and sources thereof during the relevant fiscal year in sufficient detail to permit calculation of the Royalty Payment (each, a “Royalty Report”).

(c) Right of Set-Off. Subject to the terms of ARTICLE VIII hereof (including the limitations on liability set forth therein), the obligation of the Buyer to make any Contingent Payment shall be qualified in its entirety by the right of the Buyer to reduce or retain the amount of such Contingent Payment by the amount of any Losses for which any Buyer Indemnitee has become entitled to indemnification pursuant to ARTICLE VIII (or, if the amount of such Losses has not been finally determined, then by the amount of Losses reasonably likely to be indemnifiable hereunder with respect to such indemnification claim as reasonably estimated by the Buyer in good faith and set forth in a timely delivered Claim Notice; provided, that with respect to any such unresolved claim, Buyer’s right of set off shall only apply for so long as and to the extent that the claims asserted in such Claim Notice remain unresolved hereunder or are determined to be Losses owed to Buyer hereunder, and all other amounts determined not to be Losses owed to Buyer hereunder shall, promptly after such determination, be distributed by the Buyer to Seller as otherwise provided hereunder), subject to the express limitations on indemnification set forth in ARTICLE VIII.

(d) Reports; Audits; Record-keeping.

(i) The Company shall report at least twice annually to the board of directors of the Company with respect to the status of efforts to achieve the Milestone, and the progress with respect thereto and the then-current plans for progressing toward the achievement thereof. From and after such time as Dr. Jonathan Sporn is no longer an observer (with the right to receive, at the same time as the board of directors, the information referenced in the preceding sentence) on the board of directors of the Company until such time as the Milestone Payment has been paid by the Buyer (the “Reporting Period”), the Buyer shall provide Seller, on a semi-annual basis (i.e., every six (6) months), on or about October 1st and April 1st of each year within such period, a written report in reasonable detail regarding the status of efforts to achieve the Milestone, and the progress with respect thereto and the then-current plans for progressing toward the achievement thereof (each such report, an “Update Report”). Within twenty (20) Business Days after delivery of an Update Report, if Seller requests in writing a meeting with representatives of the Buyer to discuss such report, the Buyer shall make available for such a meeting those of its representatives as are responsible for the applicable activities set forth in the Update Report (each such person, a “Buyer Milestone Representative”); Seller may not request more than one (1) meeting with the Buyer Milestone Representatives for any Update Report. Each of the Buyer and Seller shall be solely responsible for bearing its own costs associated with exercising its rights or performing its obligation under this provision.

(ii) Commencing with the first fiscal year in which Annual Revenue occurs, and until the one year anniversary of the end of the Royalty Term (the “Audit Period”), and thereafter as needed for any audit requested during the Audit Period, the Buyer shall maintain reasonable documentation, consistent with good business practices and applicable Laws, regarding its Annual Revenue and keep complete and accurate books and records of Annual Revenue to the extent necessary to ascertain properly and to verify the Royalty Payments owed under Section 2.3(b) and the Royalty Reports delivered pursuant to Section 2.3(b)(iii).

(iii) Upon the written request of Seller, the Buyer shall permit a nationally recognized independent accounting firm (the “Independent Auditor”) selected by Seller and reasonably satisfactory to the Buyer to have access solely in response to a request made during the Audit Period, upon reasonable prior notice and during normal business hours, but no more than one (1) time during any annual period, to inspect the books and records specified in Section 2.3(d)(i) for the preceding three (3) years (but only to the extent not previously audited pursuant to a previous audit pursuant to this Section) and only if in response to a request made during the Audit Period for the purpose of determining the accuracy Royalty Payments.

(iv) The Buyer shall notify Seller immediately after the consummation of any license, sublicense, assignment or transfer of the Company Intellectual Property, or the Chiba License, to any third party.

2.4. Withholding Rights. Notwithstanding any other provision hereof to the contrary, the Buyer and the Company shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to Seller such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Laws and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. Before making any such deduction or withholding, the Buyer or the Company, as applicable, shall use commercially reasonable efforts to provide Seller three (3) days’ advance written notice of the intention to make such deduction or withholding, and Buyer or the Company, as applicable, shall cooperate with any reasonable request from Seller to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and paid over to the applicable Taxing Authority by the Buyer or the Company, such withheld and paid over amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by the Buyer or the Company.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller hereby represents and warrants to the Buyer, as of the date hereof, except as set forth on the Disclosure Schedules (subject to Section 9.10), as follows:

3.1. Power and Authorization. Seller has all requisite power, authority and capacity to execute and deliver this Agreement and the other agreements contemplated hereby to be executed by Seller (in Seller’s capacity as such hereunder) and to perform its obligations hereunder and thereunder. Seller’s execution, delivery and performance of this Agreement, such other agreements contemplated hereby and the transactions contemplated hereby or thereby have been duly authorized by Seller. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes, and each such other agreements contemplated hereby upon execution and delivery by Seller and the other parties thereto will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforcement may be affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity (the “General Enforceability Exceptions”).

3.2. No Violation.

(a) The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby by to be executed by Seller (in Seller’s capacity as such hereunder) and the consummation of each of the transactions contemplated hereby or thereby will not (i) violate in any material respect any Law or Order to which Seller is subject or (ii) violate, breach or constitute a default under or give rise to a right of termination, modification, cancellation or acceleration of any right or obligation of Seller under, or result in the creation of a Lien on any of the properties or assets of Seller pursuant to, any provision of any agreement, contract, note, bond, mortgage, indenture, or lease or other instrument binding upon Seller or any license, franchise, permit or other similar authorization held by Seller, in each such case, in any manner which would or would reasonably be expected to have an adverse effect on Seller’s ability to consummate the transactions contemplated hereby or to perform its obligations hereunder or which would otherwise result in Losses of the Company (or, following the Closing, the Buyer).

(b) The execution, delivery and performance by Seller of this Agreement and the consummation of each of the transactions contemplated hereby with respect to Seller do not require Seller to obtain any authorization, consent, permit, approval, exemption or other action from or to provide notice to any Governmental Authority or other Person except, in each case, for such authorizations, consents, permits, approvals, exemptions, other actions or notices which, if not obtained or provided, would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect (or with respect to Seller’s obligation to deliver the Purchased Shares pursuant to the terms hereof, any adverse effect) on Seller’s ability to consummate the transactions contemplated hereby (or in such other agreements contemplated hereby to be executed by Seller in Seller’s capacity as such hereunder) or to perform its obligations hereunder or thereunder.

3.3. Ownership of Shares. Seller is the record owner of, and owns legally and beneficially, all of the Shares in the amounts set forth opposite Seller’s name on Section 4.3(a) of the Disclosure Schedules, free and clear of any and all Liens (other than the rights set forth in this Agreement). At the Closing, Seller shall transfer to the Buyer good title to Seller’s Shares, free and clear of all Liens and other restrictions on transfer. Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Seller to sell, transfer or otherwise dispose of any of Seller’s Purchased Shares (other than this Agreement or the other agreements contemplated hereby). Seller does not, with respect to the Company, own any securities, options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights, rights to purchase, preemptive rights, rights of first refusal, co-sale rights, exchange rights, stock appreciation rights or similar rights (including rights issued by the Company that are derivative of the price of any capital stock of the Company), phantom stock or other similar agreements or commitments to which Seller is a party or which are binding upon Seller providing for the voting, issuance, disposition, repurchase, redemptions or acquisition of Seller’s Shares or any rights or interests exercisable therefor.

3.4. Litigation. There are no actions, suits, arbitrations, proceedings, hearings, orders, investigations, charges, complaints, disputes or claims at law or in equity, before or by any Governmental Authority (“Actions”) pending or, to Seller’s Knowledge, threatened against or affecting Seller, seeking to restrict the sale by Seller of its Shares claiming any interest in the proceeds of such sale or which would otherwise adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement.

3.5. Rights to Company Intellectual Property. Seller does not own or otherwise have any rights with respect to the Company Intellectual Property. Seller has not at any time, acting in its, his or her individual capacity, transferred or conveyed all or any part of its, his or her direct or indirect ownership or control of, or direct or indirect interest in, any Company Intellectual Property to any third party (other than the Company). Seller has transferred to the Company to the fullest extent permissible under applicable Laws, without retaining any rights to receive royalties or any other compensation, all Company Intellectual Property developed, created, or invented by Seller while engaged by or affiliated with the Company.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Seller hereby represents and warrants to the Buyer, as of the date hereof, except as set forth on the Disclosure Schedules (subject to Section 9.10), as follows:

4.1. Organization and Power; Investments. The Company is a corporation, duly organized and validly existing under the laws of Delaware. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has all requisite corporate power and corporate authority to carry on its business as currently conducted. The Company does not own or control (directly or indirectly) any shares, partnership interest, joint venture interest, equity participation or other security or interest in any other Person, other than in a Subsidiary. The Seller has made available to the Buyer correct and complete copies of the articles of association (or other comparable organizational and governing documents) of the Company and all amendments thereto as in effect on the date hereof.

4.2. [Intentionally Omitted].

4.3. Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of [***] shares of common stock, no par value per share, of which [***] shares are issued and outstanding (prior to giving effect to the Rollover). All of the issued and outstanding shares of the Company’s capital stock have been duly authorized, are validly issued, fully paid, and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights or applicable securities laws, and are owned of record and beneficially by the Seller free and clear of all Liens. Other than Seller, and Kranzler, who owns [***] shares of common stock of the Company (prior to giving effect to the Rollover), there are no other holders of Shares.

(b) Except as disclosed in Section 4.3(a) and Section 4.3(c) of the Disclosure Schedules, and except for this Agreement and the Rollover Agreement, there are no outstanding or authorized securities, options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights, rights to purchase, preemptive rights, co-sale rights, exchange rights, stock appreciation rights or similar rights (including rights issued by the Company that are derivative of the price of any capital stock of the Company), phantom stock or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the voting, issuance, disposition, repurchase, redemptions or acquisition of the Company’s capital stock or other equity or any rights or interests exercisable therefor. The Company is not committed to declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any of the capital stock of the Company or any other securities of the Company. The Company is not obligated or required to make any investment (including in the form of a loan or capital contribution) in any Person.

(c) Section 4.3(c) of the Disclosure Schedules sets forth a true and complete list of all stockholders’ agreements, voting agreements, voting trusts, proxies or other Contracts to which the Company is a party and that relate to any class of capital stock of the Company, and the Company has delivered to the Buyer correct and complete copies of all such Contracts. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which holders of the capital stock of the Company are entitled to vote.

(d) Following the consummation of each of the transactions contemplated by this Agreement, neither the Buyer nor the Company will have any obligation to make any payment to any Person with respect to the ownership of any capital stock of the Company, other than payment of the amounts as required by this Agreement or the other agreements contemplated hereby, including the Rollover Agreement.

(e) Section 4.3(e) of the Disclosure Schedule lists each of the Subsidiaries of the Company as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Company, and (ii) the jurisdiction of incorporation or organization. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary of the Company to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each Subsidiary of the Company (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and (B) are owned by the Company free and clear of any Liens, or agreement with respect thereto.

4.4. Intentionally Omitted.

(a) The execution, delivery and performance by the Seller of this Agreement and the other agreements contemplated hereby to which Seller is party and the consummation of each of the transactions contemplated hereby or thereby will not (i) violate or conflict with any provision of the organizational and governing documents of the Company as in effect on the date hereof, (ii) assuming satisfaction of the requirements set forth in Section 4.4(b), violate in any material respect any Law or Order to which the Company is subject or (iii) violate, breach or constitute a default under or give rise to a right of termination, modification, cancellation or acceleration of any right or obligation of the Company under, or result in the creation of a Lien or encumbrance on any of the properties or assets of the Company or require any notice or consent pursuant to, any provision of any Contract binding upon the Company or any Permit or other similar authorization held by the Company or otherwise cause such agreement to cease to be legal, valid, binding and enforceable and in full force and effect following the Closing.

(b) The execution, delivery and performance by the Seller of this Agreement and the other agreements contemplated hereby to which the Seller is party and the consummation of each of the transactions contemplated hereby or thereby will not require the Company to obtain any authorization, consent, approval, exemption or other action from or to provide notice to any Governmental Authority or any other Person under the provisions of any applicable Law.

4.5. Financials; Bank Accounts; Accounts Receivable.

(a) Seller has made available to Buyer an unaudited statement of assets and liabilities of Company (the “Latest Balance Sheet”) as of November 2, 2018 (the “Latest Balance Sheet Date”).

(b) Section 4.5(a) of the Disclosure Schedules sets forth a true and complete list of the bank accounts of the Company and the balance of each such account as of the date immediately preceding the date of this Agreement.

(c) All of the accounts receivable of the Company (i) represent actual indebtedness incurred by the applicable account debtors and (ii) have arisen from bona fide transactions in the ordinary course of business of the Company.

4.6. Absence of Certain Developments. Since the date of the Latest Balance Sheet until the date hereof (but excluding the effect of any of the transactions specifically contemplated hereby), the Company has conducted its business in the usual and ordinary course consistent with past practice, and during such period the Company has not:

(a) suffered any Material Adverse Effect or any theft, damage, destruction or casualty loss in excess of $10,000, individually or in the aggregate, to its assets (whether owned, leased or used), whether or not covered by insurance or suffered any substantial destruction of its books and records;

(b) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

(c) issued, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other of its equity securities;

(d) incurred or become subject to any Indebtedness, except Indebtedness incurred in the ordinary course of business consistent with past practice and not exceeding $10,000, individually or in the aggregate;

(e) forgiven or canceled any debts or claims, waived any rights or discharged or satisfied any Lien, or paid any Indebtedness, other than current liabilities in the ordinary course of business;

(f) subjected any portion of its properties or assets to any Lien;

(g) sold, leased, assigned or transferred (including, without limitation, transfers to the Seller) a material portion of its assets, except for sales of inventory and sales or trades of obsolete equipment in the ordinary course of business consistent with past practice;

(h) sold, assigned, licensed or transferred any proprietary rights owned by, issued to or licensed to it or disclosed any confidential information (other than pursuant to agreements requiring the recipient to maintain the confidentiality of such confidential information) or solicited any confidential information of any third party in violation of any obligation of confidentiality;

(i) materially changed its financial or tax accounting principles or methods, credit policies or practices, or any other business practice;

(j) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan (if any) or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement or as required by applicable Law;

(k) made any other change in employment terms for any of its directors, officers and employees, including any change to termination and severance pay payable or to become payable to such persons;

(l) conducted its cash management customs and practices other than in the ordinary course of business consistent with past practice;

(m) made any loans or advances to, or guarantees for the benefit of (except endorsements in the ordinary course of business or advances to employees for travel expenses, in each case consistent with past practice) any Person;

(n) waived any significant rights relating to the business of the Company;

(o) changed (or authorized any change) in its articles of incorporation or by-laws;

(p) committed, either orally or in writing, to do any of the foregoing; or

(q) (i) made any a material election relating to Taxes or revoked any election relating to material Taxes other than in the ordinary course of business; (ii) settled or compromised any Action, audit or controversy relating to material Taxes; (iii) changed any methods of reporting income or deductions for any income, franchise or other material Tax purposes or any annual Tax accounting period; (iv) filed any amended Tax Returns; (v) entered into any Tax allocation agreement, Tax sharing agreement or closing agreement relating to any material Tax (excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes); or (vi) surrendered any right to claim a Tax refund.

4.7. Title to Properties.

(a) Owned Properties. The Company does not own any real property.

(b) Leased Properties. Section 4.7(b) of the Disclosure Schedule sets forth a true and complete list of all of the leases (the “Leases”) and each leased parcel of real property in which the Company has a leasehold interest (the “Leased Real Property”). Seller has delivered to the Buyer true, correct, complete and accurate copies of each of the Leases described in Section 4.7(b) of the Disclosure Schedule. With respect to each Lease listed on Section 4.7(b) of the Disclosure Schedule: (i) the Lease is legal, valid, binding, enforceable and in full force and effect and the Company holds a valid leasehold interest under the Lease; and (ii) neither the Company nor, to the Knowledge of the Seller, any other party to the Lease is in breach or default, and no event involving the Company or, to the Knowledge of the Seller, any other party to the Lease, has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease.

(c) Current Use and Condition and Operation of Improvements. The Company’s current and prior use of the Leased Real Property does not violate in any material respect any instrument of record or agreement affecting such Leased Real Property and is and was in material compliance with, includes all rights necessary to assure material compliance with, and all buildings, structures, other improvements and fixtures on the Leased Real Property and the operations therein conducted by the Company conform in all material respects to, all applicable health, fire, water, environmental, safety, zoning, building, use or similar rules and regulations. To the Knowledge of the Seller, there is not currently nor has there ever been any violation by the Company of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the Leased Real Property that affects such real property or the use or occupancy thereof by the Company; and the prior or current use by the Company of the Leased Real Property is not dependent on a nonconforming use or other approval from a governmental authority, the absence of which would significantly limit the use of any of the properties or assets in the operation of the business of the Company. The Company has all licenses, certificates of occupancy, permits and authorizations required to utilize the Leased Real Property as currently utilized by the Company.

4.8. Title to Assets; Condition of Assets. Except as set forth on Section 4.8 of the Disclosure Schedule, and except with respect to Intellectual Property or other intangible assets, the Company has good and marketable title to, or a valid leasehold interest in, all of the assets used in its business, including, without limitation, the properties and assets located on its premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens. Except as described on Section 4.8 of the Disclosure Schedule, the Company’s buildings, equipment and other tangible assets currently in use in the Company’s operation are in good operating condition and are adequate for the conduct of the business of the Company as currently conducted. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted.

4.9. Contracts and Commitments. Section 4.9 of the Disclosure Schedules contains a true and complete list of the following agreements, contracts, notes, bonds, mortgages, indentures, leases or other instruments, licenses, franchises, commitments, guarantees, purchase orders, or other binding commitments, obligations or undertakings, including all amendments, supplements or modifications thereto (each, whether written or oral, a “Contract”) to which the Company is a party or by which the Company or its assets are bound and under which the Company has any remaining rights or obligations (each, a “Material Contract”):

(i) any Contract (or group of related Contracts) that provides for the purchase of goods or services (excluding employment agreements), including supply agreements and license agreements pursuant to which the aggregate of payments due to or from the Company is equal to or exceeds $5,000 on an annual basis or is reasonably likely to equal or exceed $5,000 in the aggregate over the remaining term of such Contract;

(ii) any Contract concerning the establishment or operation of a partnership, joint venture, limited liability company or a similar arrangement;

(iii) any Contract containing covenants of the Company or any of its controlled Affiliates not to (or otherwise restricting or limiting or purporting to restrict or limit the ability of the Company or any of its controlled Affiliates to) compete in any line of business or geographic or therapeutic area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any Product Candidate;

(iv) any Contract (or group of related Contracts) under which the Company has created, incurred, assumed or guaranteed (or may, pursuant to the terms thereof, create, incur, assume or guarantee) Indebtedness in excess of $5,000;

(v) any Contract with any officer, manager, employee, director, consultant or independent contractor that requires (or could require pursuant to the terms thereof) the Company to pay compensatory amounts (including severance payments and tax gross- up payments) to such Person excluding accrued wages or other benefits required to be paid by Law;

(vi) any collective bargaining agreements or employee benefit plans;

(vii) any Contract with Seller, Kranzler, a Related Party or a Related Company;

(viii) any Contract (or group of related Contracts) for capital expenditures or the acquisition or construction of fixed assets in excess of 5,000;

(ix) any Contract (or group of related Contracts) for the lease of personal property from or to third parties for annual payments in excess of $5,000;

(x) any Contract, other than currently available off-the-shelf software programs (A) granting any rights to or placing any restrictions upon the Company’s ability to use or develop any Company Intellectual Property, (B) to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property of any other Person or (C) imposing an obligation on any Person to convey to the Company an interest in any Intellectual Property;

(xi) any Contract for the disposition of any material assets of the Company in excess of $5,000;

(xii) any Contract for the acquisition of any material assets or any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except purchases of Inventory in the ordinary course of business consistent with past practice;

(xiii) any Contract (other than purchase orders or similar arrangements with no continuing obligations lasting beyond thirty (30) days) under which the Company covenants and agrees to purchase all or substantially all its requirements for a specific product or service from any Person, or to supply all or substantially all of any Person’s requirements (or provide for monetary payment in lieu of supplying such requirements) for a specific product or service, or any Contract (or group of related Contracts) under which the Company has minimum purchase or sale obligations of $5,000, or more over the remaining term of such Contract (or group of related Contracts);

(xiv) any Contract granting any Person an option, a preferential or other right to purchase or license the Company’s assets or properties;

(xv) any Contract providing for the indemnification of any Person with respect to liabilities relating to any current or former business of the Company (other than customary and ordinary course indemnification provisions contained in customer or supplier contracts entered into in the ordinary course of business);

(xvi) any engagement letter or similar Contract with any broker, finder or investment banker in effect as of the date hereof;

(xvii) any Contract providing for the settlement of any Action or threatened Action;

(xviii) powers of attorney and any other similar authorization documents executed on behalf of the Company;

(xix) any Contract not otherwise disclosed pursuant to this Section 4.9 that if terminated or not renewed at expiration would reasonably be expected to have a Material Adverse Effect;

(xx) any Contract with a Provider;

(xxi) any Contract involving a grant or payment of monies to or from, or a binding commitment to a Governmental Authority;

(xxii) any Contract with an official, employee or representative of any Governmental Authority (acting in their capacity as such), or any entity, to the Seller’s Knowledge, owned or controlled by such Person;

(xxiii) any Contract relating to any of the Company’s Permits;

(xxiv) any Contract that imposes exportation obligations on the Company; and

(xxv) any Contract not otherwise disclosed pursuant to this Section 4.9 which is not entered into in the ordinary course of business and is material to the Company’s business, results of operations or financial position or its ability to perform the transactions contemplated by this Agreement.

(b) No Breach, Etc. (i) The Company has not materially breached any Material Contract, and, to the Seller’s Knowledge, no Material Contract has been materially breached in any respect or cancelled by any other party or parties thereto, (ii) neither the Company nor the Seller is in receipt of any written claim of default under any such Contract, (iii) to the Seller’s Knowledge, no event has occurred that with the passage of time or the giving of notice or both would result in a material breach or material default under any such Contract and (iv) as of the date of this Agreement, to the Seller’s Knowledge, no party to such Contract is attempting to renegotiate any material terms of such Contract. Each Material Contract is valid, binding, in full force and effect, and enforceable (subject to the General Enforceability Exceptions) against the Company and, to the Seller’s Knowledge, against the other party or parties thereto. With respect to each Material Contract, the Seller has made available to the Buyer a correct and complete copy of each written Contract (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract.

4.10. Intellectual Property.

(a) Except as set forth in Section 4.10(a) of the Disclosure Schedule, the Company owns the entire right, title and interest in and to, free and clear of any Liens, the Company Intellectual Property and, to the extent that there are any limitations or restrictions on the Company’s ownership of the Company Intellectual Property, such limitations or restrictions are set forth and explained in Section 4.10(a) of the Disclosure Schedule. As of immediately following the Closing, the Company will continue to own such entire right, title and interest in and to, and such right to enjoy and exploit for its benefit, the Company Intellectual Property. Title in all Company Intellectual Property is in the name of the Company. No Person has any right or claim in any of the Company Intellectual Property as a result of that Person having previously employed or engaged as a consultant anyone involved in the development, testing and manufacture of Products.

(b) Except as otherwise disclosed on Section 4.10(b) of Disclosure Schedule there are no outstanding options, licenses, or agreements of any kind pursuant to which either the Company or the Seller has granted or has received a grant of rights with respect to, the Company Intellectual Property, nor is the Company, the Seller or any Subsidiary of the Company bound by or a party to any options to grant or receive a license or to assign rights to, or any licenses, or agreements of any kind with respect to the transfer of any Company Intellectual Property. Neither the Company nor any Subsidiary of the Company has received any communications alleging that the Company or any Subsidiary of the Company has infringed or misappropriated or, by conducting the Current Company Business, would infringe or misappropriate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights of any other person or entity.

(c) There is not now and, to the Seller’s Knowledge has not been at any time in the past a pending or threatened Action by any Person contesting the Company’s ownership or other rights in or contesting the validity of any Company Intellectual Property and, to the Knowledge of the Seller, there is no basis for any such claim, suit or proceeding, nor, to the Knowledge of the Seller, are any of the issued Patents within the Company Intellectual Property invalid or unenforceable. There is not now and, to the Seller’s Knowledge, has not been at any time in the past any pending or threatened claim, suit or proceeding by another that alleges that the operation, manufacturing, testing, marketing, offer for sale, sale, importation or use of any Product Candidate or Product, infringes or misappropriates or otherwise violates any intellectual property of any Person or will infringe a patent issuing from a pending patent application if and when such patent application issues as a patent, and, except with respect to any issues that there may be with respect to those Patents listed in Section 4.10(c) of the Disclosure Schedule, to the Knowledge of

the Seller, the operation, manufacture, testing, marketing, offer for sale, sale or use of any of the Product Candidates or Products of the Company, do not infringe, misappropriate, or otherwise violate any intellectual property rights of any third party nor will infringe a patent issuing from a pending patent application if and when such a patent application issues as a patent. Except as disclosed in Section 4.10(c) of the Disclosure Schedules, the Company is not party to any contract, agreement, undertaking or other obligation that would impede or prevent the continued and unfettered use or enjoyment by the Company of the Company Intellectual Property.

(d) Except as disclosed in Section 4.10(d) of the Disclosure Schedule, the Company has valid and enforceable agreements that require an assignment to the Company of all right, title, and interest in and to inventions and technical know-how, whether patentable or not, relating to the Company Intellectual Property, with all consultants, employees, and other Persons previously or presently involved in the development, testing and manufacture of the products and methods of the Company.

(e) The Company, or to the Seller’s Knowledge, its licensor, has filed all applications and documents necessary to ensure the continued prosecution and/or issuance of and paid all fees necessary to assure the continued maintenance and/or existence of all patents, patent applications, and trademark applications forming part of the Company Intellectual Property. With respect to inventions that have not yet been incorporated into patent applications or provisional applications, the Company has not disclosed such inventions without restriction on confidentiality and has not offered for sale products embodying the inventions, nor taken any other action that jeopardizes the Company’s right to properly and timely file patent applications to cover such inventions such that the Company can obtain valid patents.

(f) Neither the Company nor any stockholder of the Company or the Company’s Subsidiaries has asserted rights in any of the Company Intellectual Property against any Person in a formal legal proceeding or in any cease and desist letter or other notice, including in the nature of offering a license or covenant not to sue.

(g) Except as disclosed in Section 4.10(g) of the Disclosure Schedule, the Company has taken all reasonable steps to protect and safeguard the secrecy of confidential information and Trade Secrets used in the business of the Company. All employees, consultants, agents and those Persons previously or presently involved and those Persons likely to be involved prior to Closing in the development and manufacture of products on behalf of the Company, and any other Persons having any knowledge of or exposure to the development and manufacture of such products, have agreed in writing to maintain in confidence any confidential information or trade secrets relating to such development and manufacture. Notwithstanding the foregoing, there are certain instances in which certain information is not subject to confidentiality by certain third parties or written confidentiality agreements were not obtained.

(h) Except as disclosed in Section 4.10(h) of the Disclosure Schedule, the Company has not entered into any agreement requiring the Company to indemnify any Person against infringement of any intellectual property owned by others, nor has the Company entered into any agreement requiring the Company to grant any Person the right to bring infringement actions or otherwise enforce rights with respect to the Company Intellectual Property, nor has the Company granted a license or covenant not to sue on any of the Company Intellectual Property.

Except as disclosed in Section 4.10(h) of the Disclosure Schedule, the Company has not been granted any indemnity against infringement by the Company of any intellectual property owned by others, nor has the Company been granted any licenses or covenants not to sue by any third party relating to any intellectual property owned by others.

(i) Except as disclosed in Section 4.10(i) of the Disclosure Schedule, no stockholder, Affiliate, officer, director or employee of the Company, or consulting or investigating physician owns, directly or indirectly, in whole or in part, any of the Company Intellectual Property. Except as disclosed in Section 4.10(i) of the Disclosure Schedule, no stockholder, Affiliate, officer, director or employee of the Company owns, directly or indirectly, in whole or in part, any invention, technical know-how, including tooling and processing knowledge for both manufacturing and testing, patent, proprietary right, trademark, service mark, trade name, brand name or copyright, or application therefor (i) the rights to which are presently or would be required to make, use (including surgical methods), offer for sale, sell, import, market or distribute the Company’s Product Candidates; (ii) that the Company is presently using, developing or testing; (iii) the use of which is necessary for the conduct of the Current Company Business.

(j) The Company possesses under appropriately obtained licenses or authorizations the right to use all software programs that the Company presently uses in conducting the Current Company Business.

(k) The Seller has disclosed to Buyer all studies, searches and investigations conducted on behalf of the Company with respect to the right to use any products of the Company, whether proposed products or actual products, and the Seller has provided Buyer with all materials relating to such studies, searches and investigations.

4.11. Permits. Except as set forth in Section 4.11 of the Disclosure Schedules, the Company owns or possesses all right, title and interest in and to all of the Permits that are necessary pursuant to any Laws (or any Governmental Authority) to own and operate the business of the Company as presently conducted, and, to the Seller’s Knowledge, the Company owns or possesses all right, title and interest in and to all other Permits necessary to own and operate the business of the Company as presently conducted. Section 4.11 of the Disclosure Schedules contains a true and complete list of all such Permits. Each of such Permits is valid and subsisting in full force and effect. The Company is in compliance with the material terms and conditions of such Permits and the Company has not received any written notices that the Company is in violation of any of the terms or conditions of such Permits. To the Knowledge of the Seller, no event has occurred or condition or state of facts exists that would constitute a breach or default or would cause revocation or termination of any such Permit. To the Knowledge of the Seller, no Governmental Authority is considering limiting, suspending or revoking such Permits.

4.12. Litigation; Proceedings. There are no Actions pending or, to the Knowledge of the Seller, threatened against the Company, any of its assets or the business of the Company. There are no outstanding or unsatisfied orders, judgments, writs, stipulations, settlements, awards, injunctions, decrees, arbitration awards or findings to which the Company is a party. There were no disputes or Actions that have been settled or resolved by litigation or arbitration since the date of the Company’s incorporation.

4.13. Compliance with Laws.

(a) The Company is in compliance in all material respects with all applicable Laws relating to the Company or its business (as currently conducted) or properties currently held. No written notice has been received by the Company from any Governmental Authority or any Person alleging a violation of or liability under any applicable Law, in each case, which has actually resulted in any such liability or which remains unresolved as of the date hereof. To the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to result in a material violation by the Company of any applicable Law.

(b) Neither the Company nor, to the Seller’s Knowledge, its Affiliates or any directors, officers, managers, employees, representatives, joint ventures, consultants, agents, Providers, or any other Person acting on behalf of the Company or any of its Affiliates (i) has violated or is in violation of any Anti-Bribery Laws, (ii) has made, offered to make, promised to make, agreed to make, facilitated or authorized the payment or giving of, directly or indirectly, any bribe, rebate, discount (other than lawful rebates and discounts in the ordinary course of business), payoff, influence payment, kickback, contribution, donation or other unlawful payment or gift of money or anything of value in each case prohibited under any applicable Anti-Bribery Law concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or made any false, incomplete or misleading entries on any books or records for any purpose in any case, (iv) has used, or is using, directly or indirectly, any corporate funds for any Prohibited Payments, (v) has offered, paid, given, promised to pay or give, or authorized the payment or giving of anything of value, regardless of form or amount, to any (A) government official or employee, (B) employee of a government-owned or government- controlled enterprise, (C) political party, political official or candidate for political office, (D) officer or employee of a public international organization, (E) physician, nurse, medical researcher, hospital employee, public university employee or other healthcare professional or administrator or (F) other Person acting in an official capacity for or on behalf of any such government, enterprise, party, organization, hospital or university, in each case under this clause “(v)”, for the purpose of securing an improper advantage for the Company in violation of any Anti-Bribery Laws, (vi) is or has been under administrative, civil or criminal investigation, indictment, suspension, debarment or audit by any party in connection with alleged or possible violations of any Anti-Bribery Law or (vii) has received written notice from, or made a voluntary disclosure to, any Governmental Authority with regard to any Prohibited Payment or any alleged or possible violations of any Anti-Bribery Law. With respect to this Section 4.13(b) and the Company’s Providers, the reasonable inquiry contemplated by the definition of “Knowledge” shall mean a reasonable inquiry of the relevant Company employees and other personnel.

4.14. Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or, to the Seller’s Knowledge, threatened release of Hazardous Materials, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Materials generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Buyer true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

4.15. Employee Matters; ERISA.

(a) As of the date hereof, the Company employs zero full-time employees and zero part-time employees and engages nine consultants or independent contractors. Section 4.15(a) the Disclosure Schedule sets forth a detailed description of all compensation, including, as applicable, consulting fee(s) for each consultant and independent contractor and salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, of the Company (if applicable) as of the date hereof.

(b) To the Seller’s Knowledge, none of its employees (if any) is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the this Agreement, nor the carrying on of the Company’s business by the employees (if any) of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Seller’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) The Company is not delinquent in payments to any of its employees (if any), consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company is not obligated to withhold and pay to the appropriate governmental entity amounts required to be withheld from employees. The Company is not liable for any arrears of wages, taxes, penalties or other sums.

(d) To the Seller’s Knowledge, no employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee (if any) of the Company is terminable at the will of the Company. Except as set forth in Section 4.15(d) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 4.15(d) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(f) Each former employee (if any) whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g) The Company does not maintain, establish or sponsor, participate in or contribute to, any employee benefit plan which is subject to ERISA.

(h) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Seller, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Seller’s Knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.

(i) To the Knowledge of the Seller, none of the employees (if any) or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(j) Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information and invention assignment substantially in the form or forms delivered to the counsel for the Buyer (the “Confidential Information Agreements”). No current or former employee, consultant or officer has excluded works or inventions from his or her assignment of inventions pursuant to such Confidential Information Agreement.

4.16. Absence of Undisclosed Liabilities. The Company does not have any Liabilities of the nature that would be required to be listed in the “liabilities” column of a balance sheet in accordance with U.S. generally accepted accounting principles, other than (a) liabilities reflected in the Latest Balance Sheet, (b) liabilities incurred after the Latest Balance Sheet Date in the ordinary course of business not exceeding $10,000 in the aggregate, and (c) performance obligations under the terms of Material Contracts in effect on the date hereof. Notwithstanding the foregoing, this Section 4.16 does not address, and shall not be deemed to be a representation or warranty with respect to, any Liabilities of the Company of the nature addressed by other representations and warranties set forth in this ARTICLE IV.

4.17. Tax Matters. The Company has filed (or cause to be filed) all income and other material Tax Returns required to be filed by or with respect to the Company and each Subsidiary of the Company prior to the date hereof as required by Law. All such Tax Returns are true, correct and complete in all material respects. The Company and each Subsidiary of the Company has timely paid all income Tax and all other material Taxes whether or not shown as due on such Tax Returns. All liabilities for Taxes of the Company through the date of the Latest Balance Sheet have been duly accounted for in the Latest Balance Sheet. The Company has never received any written claim from a Taxing Authority of any Tax deficiency proposed or assessed against the Company or any Subsidiary of the Company and the Company and each Subsidiary of the Company has not executed any waiver of any statute of limitations on the assessment or collection of any Tax. There is no claim, audit, suit, proceeding or investigation now pending, or to the Seller’s Knowledge, threatened against or with respect to, the Company in respect of any Tax. The Company has withheld or collected from each payment made to each of its employees, consultants, contractors, suppliers, creditors and stockholders, all material Taxes required to be withheld or collected therefrom, and has paid the same to the proper Taxing Authority. There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation, or similar agreement, arrangement, understanding, or practice, oral or written, with respect to Taxes that will require any payment by the Company (excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes). Neither the Company or any Subsidiary of the Company has received any written claim from a Taxing Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. Neither the Company nor its Subsidiaries has granted any power of attorney which is currently in force with respect to any material Taxes or material Tax Returns. None of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code. The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. None of the Company nor any Subsidiary of the Company (i) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) by reason of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or non-U.S. Law), contract (excluding contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), assumption, transferee or successor liability, or otherwise by operation of Law, (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes (other than a group the common parent of which is the Company), and (iii) has entered into any transaction identified as a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). There are no Tax liens upon any property or assets of any the Company or any Subsidiary of the Company other than Permitted Liens. Neither the Company, nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law), made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) with respect to any transaction entered into prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received outside the ordinary course of business on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (viii) application under Section 965 of the Code (including any election thereunder). Neither the Company nor any Subsidiary of the Company (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such other country, and (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident. No Subsidiary of the Company that is incorporated in a non-US jurisdiction has, or at any time has had, an investment in “United States Property” within the meaning of Section 956(c) of the Code. No Subsidiary of the Company that is or was organized or formed in a non-US jurisdiction is an “expatriated entity” within the meaning of Section 7874 of the Code. No Subsidiary of the Company is or has been a “deferred foreign income corporation” within the meaning of Section 965(d) of the Code. Section 4.17 of the Disclosure Schedule sets forth the U.S. tax classification (or any change in US tax classification) under U.S. federal income Tax Law of each Subsidiary of the Company from the date of it organization or formation through the Closing Date. For purposes of this Section 4.17, references to the Company or any Subsidiary thereof shall include any entity that was merged with or liquidated or converted into the Company or Subsidiary thereof. The Company and each Subsidiary of the Company is in material compliance with transfer pricing Laws, including the use of an arm’s length or similar amount for related person charges. This Section 4.17 and Section 4.15 (to the extent such section relates to Taxes) constitute the exclusive representations and warranties of the Company with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based solely on the representations made in such sections and shall not be based on the representations set forth in any other provision of this Agreement. Nothing in this Section 4.17 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, or Tax credits, of the Company in any taxable period (or portion thereof) beginning after the Closing Date or (ii) any Tax position that Buyer or its Affiliates (including Parent and the Company) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

4.18. Insurance. The Company has in full force and effect (a) fire and casualty insurance policies sufficient in amount (subject to reasonable deductibles) to allow them to replace any of their properties that might be damaged or destroyed and (b) all insurance policies required to be held by the Company pursuant to applicable Law. Section 4.17 of the Disclosure Schedules sets forth a list of all policies of fire, casualty, general liability, worker’s compensation, vehicular, clinical trial or any other insurance held by the Company and all of such policies are in full force and effect and are from established insurers of recognized responsibility insuring against such losses and risks. The Company is not in default with respect to any material provision contained in any such policy and has not failed to give any notice or present any material claim of which it has notice under any such policy in a timely fashion. All such policies are in full force and effect in accordance with their terms. The Company has not received or given a notice of cancellation or nonrenewal with respect to any such policy and all premiums for such policies have been paid when due. There is no claim pending by the Company under any insurance policy set forth in Section 4.17 of the Disclosure Schedules as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

4.19. Related Party Transactions.

(a) (i) None of (A) the Related Companies, (B) the employees, officers, managers, or directors of the Company, to the Seller’s Knowledge, any member of such Person’s immediate family, or any corporation, partnership or other entity in which such Person is an officer, director, member or partner, or in which such Person has a controlling ownership interest or otherwise controls (each such Person set forth in this clause (B), a “Related Party”), is, in the case of either clause (A) or clause (B), indebted to the Company, nor does the Company have any Indebtedness to any of them and (ii) none of the Related Parties has any direct or indirect ownership interest in any Person with which the Company is Affiliated (including any Related Company) or with which the Company has a business relationship, or any Person that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own non-controlling interests in the stock of publicly traded companies that may compete with the Company.

(b) Except as set forth in Section 4.19(b) of the Disclosure Schedules, none of the Related Companies or any Related Party, is directly or, to the Company’s Knowledge, indirectly interested in any Material Contract. All Contracts set forth in Section 4.9(vii) of the Disclosure Schedules, have been negotiated and conducted in good faith and on an arms’ length basis.

4.20. Books and Records.

(a) The Company maintains accurate Books and Records reflecting its assets and liabilities, and maintains proper and effective internal control over financial reporting that provides reasonable assurance that (i) transactions are executed with the authorization of the Company’s management, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements, (iii) access to the Company’s assets is permitted only in accordance with the authorization of the Company’s management, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals and (v) proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(b) The resolutions of the boards of directors or meetings of stockholders of the Company and the share ledgers or other similar records of the Company contain accurate records of (i) the issued and outstanding shares of the Company since the date of the Company’s formation, (ii) the current shareholdings in the Company and (iii) all proceedings of the Company’s board of directors or general meetings of stockholders.

(c) At the Closing, all of the Books and Records of the Company will be in the possession of the Company. The Seller has made available to the Buyer true, complete and correct copies of all management letters and letters to or from the Company’s accountants, if any, relating to any audit or review of the financial statements or Books and Records of the Company. The Seller has reported to Buyer in writing any fraud Known to the Seller, whether or not material, that involves management or other employees who participate in the preparation of the Company’s financial statements or have a significant role in the maintenance of the Books and Records.

(d) Section 4.20(d) of the Disclosure Schedules contains a true and complete list of all powers of attorney granted by the Company that remain in force as of the date hereof, other than powers of attorney granted in the ordinary course of business consistent with past practice. The Company has not granted to any Person any authority (whether express, implied or ostensible), which remains in effect as of the date hereof, to enter into any Contract or to incur any obligation or liability on behalf of the Company, other than those powers of attorney granted to officers, directors, managers or employees of the Company to enter into Contracts in the ordinary course of business consistent with past practice.

4.21. Regulatory Matters. With respect to each of the product candidates of the Company or otherwise in connection with the Company:

(a) Neither the Company, nor the Seller has received any written notice from any Governmental Authority or any other Person alleging or asserting noncompliance with any applicable Law. There are no enforcement actions pending or threatened by or on behalf of any Governmental Authority, and, to the Seller’s Knowledge, no circumstances exist that would reasonably form the basis of any such Action. The Company has made all notifications, submissions, applications and reports required by applicable Law. All material notifications, submissions, applications, and reports submitted by the Company to any Governmental Authority were true, complete and free of fraudulent or misleading statements in all material respects at the time made. To the Seller’s Knowledge, no basis for liability exists with respect to any such notification, submission, applications, or report.

(b) All studies, including non-clinical laboratory studies, animal studies, tests, preclinical trials, and clinical trials, conducted by or on behalf of, or sponsored by, the Company were and, to the extent still pending, are being, conducted in material compliance with applicable Laws and with experimental protocols, procedures and controls and accepted professional scientific research standards. Neither the Company, nor the Seller has received any notices or correspondence from any Governmental Authority or any institutional review board or similar organization overseeing the conduct of clinical or other studies requiring or requesting the termination, suspension or material modification of any such study, test or trial.

4.22. No Brokers. None of Seller, Kranzler or the Company has engaged, or authorized to act on their behalf, any broker, agent, finder, or similar representative such that the Buyer or the Company (following the Closing) will be liable for any brokerage commissions, finders’ fees or similar commissions in connection with the transactions contemplated by this Agreement.

4.23. Disclosure. True, complete and accurate copies of all documents referred to in this Agreement as having been delivered or made available to Buyer, including any documents referenced in the Disclosure Schedules have been delivered to Buyer. To the Knowledge of the Seller, none of the representations or warranties of the Seller contained in this Agreement or in the Schedules or Exhibits delivered by the Seller pursuant hereto contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the representations or warranties, in the context in which made, not false or misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to Seller, as of the date hereof, as follows:

5.1. Organization and Power. Buyer is a corporation, duly organized and validly existing under the laws of Delaware. The Buyer has all requisite corporate power and corporate authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

5.2. Authorization. The execution, delivery and performance by the Buyer of this Agreement, the other agreements contemplated hereby to which Buyer is a party and each of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and this Agreement constitutes, and each of the other agreements contemplated hereby upon execution and delivery by the Buyer will constitute, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as the enforcement may be affected by the General Enforceability Exceptions.

5.3. No Violation.

(a) The execution, delivery and performance by the Buyer of this Agreement and the other agreements contemplated hereby to which the Buyer is party and the consummation of each of the transactions contemplated hereby and thereby will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws (or similar governing documents) of the Buyer, (ii) violate any Law or Order to which the Buyer is subject or (iii) violate, breach or constitute a default under or give rise to a right of termination, modification, cancellation or acceleration of any right or obligation of the Buyer under, or result in the creation of a Lien on any of the properties or assets of the Buyer pursuant to, any provision of any agreement, contract, note, bond, mortgage, indenture, or lease or other instrument binding upon the Buyer or any license, franchise, permit or other similar authorization held by the Buyer.

(b) The execution, delivery and performance by the Buyer of this Agreement and the consummation of each of the transactions contemplated hereby do not require Buyer to obtain any authorization, consent, approval, exemption or other action from or to provide notice to any Governmental Authority or other Person except, in each case, for such authorizations, consents, permits, approvals, exemptions, other actions or notices which, if not obtained or provided, would not reasonably be expected to have, individually or in the aggregate, an adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or to perform its obligations hereunder.

5.4. Litigation. There are no Actions pending, or, to Buyer’s Knowledge, threatened against or affecting Buyer, seeking to restrict the purchase by Buyer of the Purchased Shares or which would otherwise adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.5. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon (1) its own investigation, (2) the express representations and warranties set forth in ARTICLE III and of Seller set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules) and the other certificates, documents and instruments delivered by or on behalf of the Seller pursuant to the terms of this Agreement, and (3) the other covenants, promises and agreements contemplated by this Agreement; and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE III and ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules) or in any certificate, document or instrument delivered by or on behalf of the Seller pursuant to the terms of this Agreement.

ARTICLE VI.

COVENANTS AND OTHER AGREEMENTS

6.1. [Reserved].

6.2. Further Assurances. From and after the Closing, each of the Buyer and the Seller shall execute and deliver such further instruments of conveyance and transfer and use their respective commercially reasonable efforts to take promptly such other action as reasonably may be necessary to further effectuate the transactions contemplated hereby or otherwise to carry out the intent and purposes of this Agreement.

6.3. Expenses. Except as otherwise set forth in this Agreement, each party to this Agreement shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), whether or not the transactions contemplated hereby are consummated. For the avoidance of doubt, any costs or expenses incurred in connection with the development of the Product Candidates, including the creation of a Clinical Development Plan shall be expenses of the Company or Parent following the Closing and shall not be deemed cost or expenses related to this Agreement.

6.4. Tax Matters.

(a) Notwithstanding anything to the contrary herein, each of the Buyer, on the one hand, and Seller, on the other hand, shall pay one-half of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the execution and delivery of this Agreement, and the consummation of each of the transactions contemplated by this Agreement. After the Closing, the Buyer shall, or shall cause the Company to, prepare and file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges; provided, however, that Seller shall have the right to examine such Tax Returns and other documentation no less than five (5) Business Days prior to filing.

(b) For any taxable period of the Company that includes (but does not end on) the Closing Date (any such taxable period, a “Straddle Period”) or that ends on or before the Closing Date for which any Tax Returns by the Company are due after the Closing Date, the Buyer will timely prepare and file with the appropriate Taxing Authority all Tax Returns required to be filed by or with respect to the Company and any of its Subsidiaries (collectively, the “Company Tax Returns”) and will, subject to the rights of the Buyer Indemnitees pursuant to Section 8.1(b)(iv), pay all Taxes due with respect to such Company Tax Returns. Any Company Tax Return to be prepared and filed for any Pre-Closing Tax Period shall be prepared on a basis consistent with the prior Tax Returns of the Company or its Subsidiary, as applicable, and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used by the Company or such Subsidiary in prior periods in filing such Tax Returns, unless otherwise required pursuant to applicable Law. To the maximum extent permitted by applicable Law, all Transaction Deductions will be treated as properly allocable to the taxable period ending as of the end of the Closing Date and will be included as deductions on the Tax Returns of the Company that include such period. Parent and Buyer agree to file all Tax Returns (and unless otherwise required by applicable Law, will not take any position inconsistent therewith upon examination of any such Tax Return, in any examination, audit, or other proceeding with respect to such Tax Returns) consistent with the preceding sentence. Parent and Buyer shall provide the Seller with a copy of each Company Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Seller) for review and comment at least thirty (30) days prior to the filing of such Company Tax Return, in the case of income Tax Returns (or if such Tax Returns are due within forty-five (45) days of the Closing Date, as soon as reasonably practicable after the Closing Date), and in such period of time prior to filing as Parent shall reasonably determine to be practicable in the case of other Company Tax Returns. Parent and Buyer shall consider in good faith all timely-received, reasonable comments of the Seller to such Company Tax Returns.

(c) Parent, Buyer and the Seller agree that if the Company is permitted but not required under applicable U.S. federal Law to treat the Closing Date as the last day of a taxable period, Parent, Buyer and the Seller shall treat such day as the last day of a taxable period of the Company. For purposes of determining the amount of Taxes that are payable for a Straddle Period, the portion of such Taxes which relate to the Pre-Closing Tax Period shall: (i) in the case of Taxes such as real and personal ad valorem taxes and other similar Taxes imposed on a periodic basis that, in each case, are not described in clause (ii), be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by the fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date (at the end of such Closing Date), and the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of Taxes based on or measured by income, gross or net sales, payments or receipts, be deemed equal to the amount of Taxes which would be payable if the relevant Straddle Period ended on and included the Closing Date (at the end of such Closing Date); provided, however, that any item of deduction or loss determined on an annual or periodic basis (such as deductions for depreciation) shall be apportioned on a daily basis.

(d) Buyer will have the responsibility for, and the right to control any audit, litigation or other proceeding with respect to Taxes or Tax Returns of the Company (each, a “Tax Claim”); provided, however, that, with respect to any Tax Claim that relates in whole or in part to any Pre-Closing Tax Period and to Taxes for which the Seller may be liable (including pursuant to this Agreement), the Seller shall have the right to review in advance and comment upon all submissions made in the course of such Tax Claims (including any administrative appeals thereof), and the Seller’s consent (not to be unreasonably withheld, delayed or conditioned) shall be required for any settlement of such Tax Claims by Buyer that could reasonably affect the liability of the Seller pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, the conduct of any Tax Claim shall be governed by this Section 6.4(d) and not Section 8.6.

(e) Buyer and the Company will not (and will not permit their respective Affiliates, including Parent and Company’s Subsidiaries, to) (i) except for Tax Returns prepared and filed in accordance with Section 6.4(b), file or amend any Tax Returns of the Company or its Subsidiaries with respect to any Pre-Closing Tax Period, (ii) with respect to Tax Returns prepared and filed in accordance with Section 6.4(b) after the date such Tax Returns are filed, amend any such Tax Returns, (iii) make or change any Tax election or change any method of accounting that has retroactive effect to any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period (including any election pursuant to Section 338 or 336 of the Code), or (iv) voluntarily approach any Taxing Authority regarding any Tax or Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, in each case, except (1) as required by applicable Law (provided that Buyer, the Company or their applicable Affiliate shall have consulted in good faith with the Seller regarding the requirements of applicable Law before taking any action pursuant to this Section 6.4(e))or (2) with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(f) For U.S. federal income Tax purposes (and state and local Tax purposes where applicable), Parent, Buyer, the Company, and the Seller intend that (i) the contribution of cash by ATAI Life Sciences AG to Parent in exchange for capital stock of Parent and (ii) the contribution of the Rollover Shares to Parent by the Seller in exchange for Parent Shares, as set forth in the Rollover Agreement, be collectively treated as a single interrelated transaction that qualifies as an exchange described in Section 351(a) of the Code. Parent, Buyer, the Company and their Affiliates shall not cause or allow Buyer to be liquidated, merged, or converted into a limited liability company for at least two (2) calendar years following the Closing or otherwise enter into a transaction pursuant to which Buyer ceases to exist as a separate entity treated as a corporation for U.S. federal income tax purposes (and applicable state and local tax purposes) collectively referred to as Liquidation Transactions) during such two (2) calendar year period, unless Parent obtains from a nationally recognized law firm a written opinion addressed to Parent (with Seller as an intended third party beneficiary) opining that such Liquidation Transaction

“should” not adversely affect the Rollover qualifying as a tax-free exchange under Section 351(a) of the Code, and shall act in accordance with the treatment of the Rollover as a transaction which, together with the contribution of cash by ATAI Life Sciences AG to Parent, qualifies as a tax-free exchange under Section 351(a) of the Code in the filing of all Tax Returns and in the course of any Tax Claim relating thereto and shall take no position inconsistent with such treatment, unless otherwise required by applicable Law.

(g) Except as may be required pursuant to a “determination” (as defined in Section 1313 of the Code or any similar provision of state, local, or foreign Tax Law), for all applicable Tax purposes, Parent, Buyer and Seller agree to treat, and no party shall take any action or filing position inconsistent with treating, all consideration payable to Seller pursuant to Section 2.1(b) (including any Contingent Payments) as payments to Seller in respect of the Purchased Shares.

(h) Buyer, Parent, the Company, Seller and any Affiliate thereof shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Company or its Subsidiaries. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are in such parties possession and are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

6.5. Confidentiality.

(a) Each party acknowledges that confidential information provided to it by the other party, is subject to the terms of a confidentiality agreement, dated August 19, 2018, between the Company and an Affiliate of the Buyer (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective as of the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company; provided, however, that the Buyer acknowledges and agrees that any and all other information provided to it by or on behalf of the Seller concerning the Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b) Seller shall keep confidential, and cause its controlled Affiliates and its and their officers, directors, managers, employees and advisors to keep confidential, all information relating to the Company provided to Seller or to which Seller had access on or prior to the Closing Date, except as required by Law and except for information that is publicly available or becomes publicly available other than as a result of a breach of this Section 6.5(b); provided, that Seller shall be permitted to disclose such Company information to Seller’s accountants, attorneys and other advisors to the extent necessary to provide business or financial advice to Seller; provided, further, that such accountant, attorney or other advisor is bound by professional duties or Contractual obligations to keep such information confidential.

(c) Seller hereby assigns, to the extent such assignment is permitted pursuant to the terms thereof, effective as of the Closing, to the Buyer its rights under all confidentiality agreements entered into by Seller with any Person in connection with the proposed sale of the Company to the extent such rights relate to the Company.

6.6. Intentionally Omitted.

6.7. Release of Claims. EFFECTIVE AS OF THE CLOSING, SELLER DOES HEREBY FOR ITSELF AND ITS RESPECTIVE AFFILIATES, PARTNERS, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE COMPANY AND ITS OFFICERS, DIRECTORS, MANAGERS, MEMBERS, STOCKHOLDERS, AFFILIATES, EMPLOYEES (IF ANY) AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT SUCH PERSON NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, AS HOLDER OF ANY SECURITIES OF THE COMPANY, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY OR THEIR AFFAIRS WITH RESPECT TO THE COMPANY ON OR BEFORE THE CLOSING DATE (“RELEASED MATTERS”); PROVIDED, THAT THIS RELEASE SHALL NOT EXTEND TO ANY RIGHT OF SELLER (1) UNDER THIS AGREEMENT, THE EMPLOYMENT AGREEMENT, THE STOCKHOLDERS AGREEMENT OR THE SPORN ROLLOVER AGREEMENT, (2) WITH RESPECT TO WAGES OR EMPLOYEE BENEFITS ACCRUED AS OF THE CLOSING ARISING FROM OR IN CONNECTION WITH SELLER’S EMPLOYMENT BY THE COMPANY PRIOR TO THE CLOSING, OR (3) UNDER DIRECTOR AND OFFICER INDEMNIFICATION PROVISIONS SET FORTH IN THE ORGANIZATIONAL DOCUMENTS OR OTHER AGREEMENTS OF THE COMPANY AND ITS SUBSIDIARIES AS IN EFFECT ON THE DATE HEREOF. IT IS THE INTENTION OF THE SELLER IN EXECUTING THIS RELEASE AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 6.7 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SELLER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS. SELLER HEREBY REPRESENTS TO THE BUYER AND THE COMPANY THAT SELLER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SELLER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY SELLER. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 6.7 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 6.7, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

ARTICLE VII.

[RESERVED]

ARTICLE VIII.

INDEMNIFICATION

8.1. Indemnification by Seller.

(a) Subject to the applicable limitations in this ARTICLE VIII, from and after the Closing, Seller shall indemnify and hold harmless the Buyer, the Company and its Subsidiaries, and the officers, directors and employees (in the case of such officers, directors and employees, acting in their capacity as such) of the Buyer, the Company and the Company’s Subsidiaries (each a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) against any and all losses, fines, monetary penalties, Taxes, monetary damages, fees, obligations, claims of any kind, costs or expenses (including court costs, reasonable outside legal and accounting, and reasonable outside professional services expenses and costs incurred in connection with an Action to the extent such Action arises out of or results from the indemnifiable matters specified in this ARTICLE VIII) (each a “Loss” or collectively, “Losses”) that any Buyer Indemnitee suffers, sustains or incurs to the extent arising out of or as a result of:

(i) any inaccuracy or breach, as of the date of this Agreement (or, in the case of a representation or warranty made as of a particular date, as of such date) of a representation or warranty made by Seller in ARTICLE III or in any Schedule or Exhibit required to be delivered by Seller (in Seller’s capacity as Seller hereunder) pursuant hereto (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this Section 8.1(a)(i), such representations and warranties of Seller shall not be deemed qualified by any references herein or therein to materiality for purposes of determining the amount of Loss attributable to a breach thereof; provided, that such materiality qualifications and references shall be given their full effect for purposes of determining whether a breach or inaccuracy has occurred; provided, further, that all references to materiality shall be given their full effect to the extent a representation or warranty requires disclosure of a list of items of a material nature or above a specified threshold or where such representation or warranty would otherwise be rendered meaningless by disregarding materiality references); and

(ii) any breach of any covenant or agreement made by Seller in this Agreement.

(b) Subject to the applicable limitations in this ARTICLE VIII, from and after the Closing, Seller shall indemnify and hold harmless the Buyer Indemnitees against Seller’s Pro- Rata Share of any and all Losses (i.e., 80% of any such Loss or Losses) that any Buyer Indemnitee suffers, sustains or incurs to the extent arising out of or as a result of:

(i) any inaccuracy or breach as of the date of this Agreement (or, in the case of a representation or warranty made as of a particular date, as of such date) of any representation or warranty made by the Seller regarding the Company contained in ARTICLE IV or in any Schedule or Exhibit required to be delivered by the Seller pursuant thereto (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this Section 8.1(b)(i), such representations and warranties of the Seller regarding the Company shall not be deemed qualified by any references herein or therein to materiality or to whether or not any such breach results or would reasonably be expected to result in a Material Adverse Effect for purposes of determining the amount of Loss attributable to a breach thereof; provided, that such materiality or Material Adverse Effect qualifications and references shall be given their full effect for purposes of determining whether a breach or inaccuracy has occurred; provided, further, that all references to materiality shall be given their full effect to the extent a representation or warranty requires disclosure of a list of items of a material nature or above a specified threshold or where such representation or warranty would otherwise be rendered meaningless by disregarding materiality or Material Adverse Effect references);

(ii) [Intentionally Omitted];

(iii) any (A) Company Transaction Expenses to the extent unpaid following the Closing or (B) any Closing Liabilities to the extent unpaid following the Closing, in each such case, except to the extent otherwise taken into account as a dollar-for-dollar adjustment to the Closing Cash Consideration;

(iv) any Taxes which Seller has agreed to pay pursuant to Section 6.4(a) and all Pre-Closing Taxes; and

(v) any Action by a stockholder or former stockholder of the Company, or by any other Person or Governmental Authority, to the extent asserting: (A) ownership or rights to ownership of any shares of capital stock of the Company at any time prior to the Closing; (B) any right of a stockholder of the Company with respect to any action or omission occurring prior to the Closing (other than the right to receive the applicable amounts payable as provided for hereunder), including any option, preemptive right or right to notice or to vote; (C) with respect to any action or omission occurring prior to the Closing, any right under the certificate of incorporation or By-laws of the Company, each as in effect on the date hereof; or (D) any claim that its shares were wrongfully purchased by the Buyer in connection with the transactions contemplated hereby to occur at the Closing.

(c) No Buyer Indemnitee (other than the Buyer or any successor or, subject to Section 9.3, permitted assignee of the Buyer) shall be entitled to assert any indemnification claims pursuant to this Section 8.1 or exercise any other remedy under this Agreement; provided, that, subject to the limitations set forth in this Agreement, Buyer may exercise such rights hereunder on behalf of such Buyer Indemnitee.

8.2. Indemnification by the Buyer. Subject to the applicable limitations in this ARTICLE VIII, from and after the Closing, the Buyer shall indemnify and hold harmless Seller (a “Seller Indemnitee” and collectively with the Buyer Indemnitees, the “Indemnitees” and each an “Indemnitee”) against any and all Losses that Seller suffers, sustains or incurs to the extent arising out of or as a result of:

(a) any inaccuracy or breach as of the date of this Agreement (or, in the case of a representation or warranty made as of a particular date, as of such date) of a representation or warranty made by the Buyer in ARTICLE V or in any Schedule or Exhibit required to be delivered by the Buyer pursuant to the terms hereof (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this Section 8.2(a), such representations and warranties of Buyer shall not be deemed qualified by any references herein or therein to materiality for purposes of determining the amount of Loss attributable to a breach thereof; provided, that such materiality qualifications and references shall be given their full effect for purposes of determining whether a breach or inaccuracy has occurred; provided, further, that all references to materiality shall be given their full effect to the extent a representation or warranty requires disclosure of a list of items of a material nature or above a specified threshold or where such representation or warranty would otherwise be rendered meaningless by disregarding materiality references); and

(b) any breach of any covenant or agreement made by the Buyer in this Agreement.

8.3. Indemnity Survival Dates. The representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the one (1) year anniversary of the Closing Date; provided, that (a) the representations and warranties set forth in Section 3.1 (Power and Authorization), Section 3.2 (No Violation) and Section 3.3 (Ownership of Shares) and the Fundamental Representations (the representations in such Sections 3.1, 3.2 and 3.3 together with the Fundamental Representations, the “Specified Representations”) shall survive until the earlier of (1) the date that is three years following the Closing Date, and (2) the expiration of the statute of limitations applicable to the matters set forth in such representations and warranties (after giving effect to any waiver, modification, tolling or extension thereof) and (b) the representations and warranties set forth in Section 4.17 (Tax Matters) and the covenants in Section 6.4 shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the matters set forth in such representations and warranties (after giving effect to any waiver, modification, tolling or extension thereof). An Indemnitee shall not be entitled to indemnification under Section 8.1(a)(i), Section 8.1(b)(i) or Section 8.2 unless a Claim Notice of a matter giving rise to the applicable breach of representation or warranty for which indemnification is sought shall have been delivered to the Seller or the Buyer, as the case may be, on or before the expiration of the survival period applicable thereto, in which case such claim for indemnification shall survive the expiration of such survival period until final resolution thereof. The covenants and agreements contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely in accordance with their terms until performed. It is the express intent of the parties hereto that, if an applicable survival period as contemplated by this Section 8.3 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties hereto further acknowledge that the time periods set forth in this Section 8.3 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties hereto and that they intend for the time periods to be enforced as agreed by the parties hereto.

8.4. Additional Indemnification Limitations. The indemnification provided for in Section 8.1 above is subject to each of the following additional limitations:

(a) Buyer Indemnification Basket. No Buyer Indemnitee shall be entitled to assert any claim for indemnification under Section 8.1(a)(i) or Section 8.1(b)(i) (other than in connection with any inaccuracy or breach of a Specified Representation, as to which this limitation shall not apply) (i) unless and until, individually or in the aggregate, all Losses in respect of indemnification under Section 8.1(a)(i) and Section 8.1(b)(i) exceed Twenty-Five Thousand Dollars ($25,000) (the “Basket”), it being understood that once such amount is exceeded, only the amount of such claims in excess of the Basket shall be considered indemnifiable Losses to which Buyer is entitled hereunder. For the avoidance of doubt, the foregoing shall not apply to any claim for indemnification under Section 8.1(a)(i) (with respect to any inaccuracy or breach of a Specified Representation or tax representations in Section 4.17)), Section 8.1(a)(ii), Section 8.1(b)(i) (with respect to any inaccuracy or breach of a Specified Representation) or Sections 8.1(b)(ii) through 8.1(b)(v)

(b) Buyer Indemnification Caps.

(i) The aggregate liability of Seller under Section 8.1(a)(i) and 8.1(b)(i) (other than in connection with an inaccuracy or breach of a Specified Representation and the representations in Section 4.17, as to which this limitation shall not apply) shall not exceed Four Hundred Thousand Dollars ($400,000). For the avoidance of doubt, the foregoing shall not apply to any claim for indemnification under Section 8.1(a) (with respect to any inaccuracy or breach of a Specified Representation and the representations in Section 4.17), Section 8.1(a)(ii), Section 8.1(b)(i) (with respect to any inaccuracy or breach of a Specified Representation) or Sections 8.1(b)(ii) through 8.1(b)(v).

(ii) Notwithstanding Section 8.4(b)(i) or anything to the contrary in this Agreement, in no event shall the aggregate liability of Seller pursuant to Section 8.1(b)(ii) through (v) or any Specified Representation this Agreement and the transactions contemplated hereby exceed the portion of Closing Cash Consideration actually paid to Seller pursuant to this Agreement; provided, that the foregoing limitation shall not apply (but still subject to all other limitations set forth in this Agreement) with respect to Losses suffered by Buyer Indemnitees to the extent arising out of or as a result of Seller Fraud committed by Seller.

(c) No Duplicate Recovery; Insurance Proceeds.

(i) Despite any contrary provision of this Agreement, neither the Buyer Indemnitees (whether individually or collectively) nor Seller (whether individually or collectively) are entitled to recover more than once with respect to any individual Loss under a claim for indemnification pursuant to this ARTICLE VIII or any adjustment to the consideration payable pursuant to ARTICLE II, and no duplicate payment, reimbursement, indemnification, adjustment to such consideration or other form of recovery or remedy in respect of any such Loss is permitted.

(ii) The amount of any Loss subject to indemnification under Section 8.1 or of any claim therefor will be calculated net of any amounts actually recovered by the Buyer Indemnitees (including the Company or its Subsidiaries) under any applicable third party insurance policies that provide risk transfer coverage to the Buyer Indemnitees or the Company or its Subsidiaries (but after taking into account any reasonable costs incurred by the Buyer Indemnitees in connection with recovering under any such policies and the aggregate increase in insurance premiums that are proximately caused by any such Loss). In the event that any such third party insurance recovery is made by the Buyer Indemnitees with respect to any Loss for which any such Buyer Indemnitee has been indemnified hereunder and received payment from the Seller therefor (including, for the avoidance of doubt, by way of off-set pursuant to Section 2.3(c)), then the Buyer shall pay to the Seller, a refund (net of any reasonable costs incurred by the Buyer Indemnitees in connection with recovering under such policies and the aggregate increase in insurance premiums that are proximately caused by any such Loss) in an amount equal to the excess (if any) of (A) (I) the amount paid by the Seller to such Buyer Indemnitees in respect of such Loss plus (II) the amount of such insurance recovery by the Buyer Indemnitees over (B) the full amount of such Loss. Subject to the limitations set forth in this Section 8.4(c)(ii), to the extent insurance policies of the type described in this Section 8.4(c)(ii) are in place and would reasonably be expected to provide coverage with respect to a Loss for which Seller is obligated to provide indemnity hereunder, Buyer shall (and shall cause any other Buyer Indemnitees, as applicable) to use its commercially reasonable efforts to assert claims for coverage under such policies in respect of such Losses. For the avoidance of doubt, no recovery under any insurance policies issued by (A) an insurer that is an Affiliate of the Buyer or any of its Affiliates or (B) a commercial insurer as a “fronted” policy with no expectation of providing the insured(s) with risk transfer coverage shall be subject to this Section 8.4(c)(ii).

8.5. Punitive and Certain Other Damages. Notwithstanding anything herein to the contrary, no Indemnitee will be entitled to indemnification for any punitive damages or Losses or any consequential damages or Losses that would not be reasonably foreseeable as a result of (and at the time of occurrence of) the breach or other specified event hereunder giving rise to the relevant Loss, except in any case, to the extent such damages are finally awarded by a court of competent jurisdiction or, if applicable, in final, binding, non-appealable arbitration, in connection with a Third Party Claim.

8.6. Claims Notices; Third Party Claims.

(a) In order to assert a claim for indemnity pursuant to this ARTICLE VIII (whether in respect of a Third Party Claim or a direct claim), the Buyer or Seller, as applicable (such party seeking indemnification hereunder, the “Indemnified Party”) shall, within the applicable time periods set forth in Section 8.3 deliver to the Indemnitee a written notice (a “Claim Notice”) (i) stating that the Indemnified Party has incurred, paid or reasonably expects, in good faith, that it will incur Losses for which Indemnitee is responsible hereunder; (ii) stating the amount of such Losses (which, in the case of Losses not yet incurred or paid may be the maximum amount believed by the Indemnified Party in good faith to be incurred, paid by and owed to a third party); and (iii) specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the individual items of such Loss included in the amount so stated and the nature of the claim to which such Losses are related.

(b) In the event the Buyer becomes aware of a pending or threatened claim or demand by a third party that the Buyer has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including a pending or threatened claim or demand asserted by a third party against a Buyer Indemnitee), the Buyer shall promptly deliver a Claim Notice to Seller. The Buyer Indemnitees alone shall control the defense of any Third Party Claim. The Seller may participate in, but not control, the defense of a Third Party Claim at its own expense. The Buyer shall keep the Seller advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Seller with respect thereto. Seller shall, upon reasonable written request from Buyer, furnish the Buyer with such information as Seller may have (except to the extent that doing so would, in the reasonable belief of Seller, result in the waiver of attorney-client privilege, violation of Law or breach of Contract) with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise use commercially reasonable efforts to cooperate with and assist the Buyer Indemnitees in the defense of such Third Party Claim. In connection with matters for which the Buyer Indemnitees successfully obtain indemnification pursuant to Section 8.1, the reasonable fees and expenses of counsel to the Buyer Indemnitees with respect to such Third Party Claim shall be considered Losses for purposes of this Agreement. Seller shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed. The Buyer Indemnitees shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed (it being agreed that such consent shall be deemed to be unreasonably withheld where the settlement to which Buyer is being asked to consent consists of a firm offer to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of Buyer Indemnitees and provides, in customary form, for the unconditional release of each Buyer Indemnitee from all liabilities and obligations in connection with such Third Party Claim).

8.7. Exclusive Remedy. Except for claims of or arising out of Seller Fraud to the extent such claims may, as a matter of Law, only be recovered by alternative form of action, or as expressly provided in Section 9.11, the indemnification provisions in this ARTICLE VIII shall be the exclusive remedy of a Buyer Indemnitee (which after the Closing shall include the Company), regardless of the theory or cause of action, with respect to claims made after the Closing under this Agreement or that relate to the transactions contemplated by this Agreement. For the avoidance of doubt, the foregoing provisions of this Section 8.7 shall not preclude the Buyer Indemnitees from asserting other remedies to the extent such remedies are sought in respect of claims of Seller Fraud or from seeking non-monetary injunctive relief pursuant to Section 9.11.

8.8. Tax Treatment of Indemnification Claims. Except as otherwise required by applicable Law, the parties shall treat, for Tax purposes, any indemnification payment made hereunder as an adjustment to the consideration payable to Seller for the Purchased Shares pursuant to Section 2.1(b).

ARTICLE IX.

MISCELLANEOUS

9.1. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the Seller and the Buyer. At any time after the Closing, Buyer, on the one hand, and the Seller, on the other hand, may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (1) with respect to Seller, signed by Seller and (2) with respect to Buyer, signed by the Buyer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.2. Notices. All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other party):

If to the Buyer, to:

ATAI US 2, Inc.

c/o ATAI Life Sciences AG

Barer Str 7

80333 Munich, Germany

Attn: [***]

with a copy (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: [***]

Telephone: [***]

Email: [***]

If to Seller, to:

Dr. Jonathan Sporn

230 Riverside Drive, 19D

New York, NY 10025

with a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116-3736

Attention: [***]

Telephone: [***]

Email: [***]

9.3. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each the parties hereto and their respective successors and assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto; provided, however, that the Buyer shall be permitted to assign its rights under this Agreement, or delegate its obligations under this Agreement, to any Affiliate of the Buyer (provided that the Buyer shall nonetheless remain liable for all of its obligations hereunder following such assignment).

9.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

9.6. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.7. No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company; provided, however, that the Buyer Indemnitees are intended third-party beneficiaries under ARTICLE VIII.

9.8. Complete Agreement. This Agreement and the documents referred to herein (including the Rollover Agreement and the Stockholders Agreement) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all of the counterparts shall together constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

9.10. Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including,” when used in this Agreement, shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The term “domestic” shall refer to the United States and the term “foreign” shall refer to any non-U.S. jurisdiction. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any references to payments to be made hereunder or to dollars or $ shall be made in and means United States dollars. A document being “made available to the Buyer,” being “provided to the Buyer” or other similar terms refers to the Company (a) making such document available to the Buyer or its counsel on a CD-ROM, electronic data room or other electronic storage device prior to the date of this Agreement or (b) furnishing such document to the Buyer or its counsel at any time prior to the date of this Agreement. Any item, information or facts disclosed in one section or subsection of the Disclosure Schedules will be deemed to be disclosed in all other applicable sections or subsections of the Disclosure Schedules as an exception to the related representations and warranties solely to the extent the applicability of the matter so disclosed to such other representation or warranty is reasonably apparent from a reading of the disclosure. The disclosure of any matter or item in the Disclosure Schedules will not be deemed to constitute an acknowledgement that any such matter or item is material or is required to be disclosed. Capitalized terms used and not otherwise defined in the Disclosure Schedules shall have the meanings ascribed to such terms in this Agreement.

9.11. Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably harmed in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, except as otherwise expressly set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 9.11 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

9.12. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.13. Governing Law; Venue. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

ATAI US 2, INC.

By:	/s/ Florian Brand
Name: Florian Brand
Title: President

SELLER:

/s/ Jonathan Sporn
JONATHAN SPORN

SIGNATURE PAGE

STOCK PURCHASE AGREEMENT